SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: February 17, 2004

Express Scripts, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	0-20199	43-1420563

(State or other jurisdiction of corporation)	(Commission File No.)	(IRS Employer Identification No.)

13900 Riverport Drive, Maryland Heights, Missouri	63043

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(314) 770-1666

(Former name or former address, if changed since last report)

Item 2.      Acquisition or disposition of assets

                 On January 30, 2004, Express Scripts, Inc. ("Express Scripts") completed its acquisition of CuraScript Pharmacy, Inc. and CuraScript PBM Services, Inc. The transaction was consummated pursuant to the terms of a Stock Purchase Agreement dated as of December 19, 2003 (the "Purchase Agreement"). Express Scripts acquired all of the outstanding capital stock of CuraScript Pharmacy, Inc. and CuraScript PBM Services, Inc. (collectively, the "Acquired Entities") for a cash purchase price of $335 million, subject to adjustment based upon the amount of working capital of the Acquired Entities at closing and certain other adjustments, as further set out in the Purchase Agreement. The purchase price was determined through arms-length negotiations between the parties.

                 The Acquired Entities were purchased from CPS Holdings, LLC, a holding company owned by GTCR Golder Rauner, a private equity firm, and certain minority shareholders, most of whom were members of senior management of the Acquired Entities.

                 Express Scripts used approximately $210 million of its own cash and financed the remainder of the cash portion of the purchase price through a new Tranche C loan under its then existing credit facility, originally syndicated by Credit Suisse First Boston and Bankers Trust Company.

                 A copy of the Purchase Agreement was provided as Exhibit 2.1 to the Express Scripts’ Current Report on Form 8-K filed on December 24, 2003.

Item 9.      Regulation FD Disclosure

                 A copy of the Press Release issued by Express Scripts to announce the completion of its acquisition of CuraScript Pharmacy, Inc. and CuraScript PBM Services, Inc. is attached as Exhibit 99.1 hereto.

SIGNATURE

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESS SCRIPTS, INC.

Date: February 17, 2004	By: /s/ Barrett Toan
Barrett Toan
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement dated December 19, 2003 incorporated by reference to Exhibit 2.1 to Express Scripts’ Current Report on Form 8-K filed on December 24, 2003 (all Exhibits and Schedules are omitted from this filing but will be filed with the Commission supplementally upon request).

99.1	Press release, dated January 30, 2004.